EXHIBIT 15.1


                     [Arthur Andersen LLP Letterhead]


                                                              October 28, 1997

Federal Express Corporation:

We are aware that Federal Express Corporation has incorporated by reference in this Form S-4 Registration Statement its Form 10-Q for the quarter ended August 31, 1997, which includes our report dated October 6, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,


Arthur Andersen LLP